EMAIL: SFELDMAN@OLSHANLAW.COM DIRECT DIAL: 212.451.2234

February 3, 2015

VIA EMAIL AND EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Rahul Patel, Esq., Staff Attorney Division of Corporation Finance

Re:	First Priority Tax Solutions Inc. Registration Statement on Form S-11 (No. 333-199336)

Ladies and Gentlemen:

On behalf of First Priority Tax Solutions Inc. (“FPTS”), we enclose FPTS’s request for acceleration of the above-referenced Registration Statement to 10:30 a.m., Eastern time, on Thursday, February 5, 2015, or as soon as possible thereafter, and acknowledgement of the statements contained in the Commission’s letters to FPTS.

Please advise the undersigned of the effectiveness of the Registration Statement.

Very truly yours,

/s/ Spencer G. Feldman
Spencer G. Feldman

cc:	Mr. Michael Heitz
President

FIRST PRIORITY TAX SOLUTIONS INC.

137 N. Main Street, Suite 200A

Dayton, Ohio  45402

February 3, 2015

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Rahul Patel, Esq., Staff Attorney Division of Corporation Finance

Re:	First Priority Tax Solutions Inc. Registration Statement on Form S-11 (No. 333-199336)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, First Priority Tax Solutions Inc. (“FPTS”) hereby requests that the effectiveness of the above-referenced Registration Statement be accelerated so that it will become effective at 10:30 a.m., Eastern time, on Thursday, February 5, 2015, or as soon as possible thereafter.

In connection with FPTS’s request for acceleration of the effective date of the Registration Statement, FPTS acknowledges:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•

the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve FPTS from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	FPTS may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

FIRST PRIORITY TAX SOLUTIONS INC.

By:	/s/ Michael Heitz
Michael Heitz
President